Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
November 6, 2007	Swank, Inc.
Taunton, MA 02708
(508) 822-2527

SWANK, INC.
NEW YORK, NY

SWANK, INC. REPORTS NET INCOME FOR THE
QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007

NEW YORK, November 6, 2007 -- John Tulin, Chairman of the Board and Chief Executive Officer of SWANK, INC. (the "Company" or "Swank") (OTC:SNKI), today reported net sales and operating results for the Company's third quarter and nine months ended September 30, 2007:

(In thousands except shares and per share)
	Three months		Nine months
	Ended September 30		Ended September 30
	2007	2006	2007	2006

Net sales	$ 31,277	$ 33,172	$ 85,521	$ 81,786

Income before income tax	1,528	3,154	2,702	4,179

Income tax provision	698	59	1,208	84

Net income	$ 830	$ 3,095	$ 1,494	$ 4,095

Share and per share information:

Basic Weighted average common shares outstanding	6,076,366	5,943,907	6,075,255	5,819,392
Net income per common share outstanding	$ .14	$ .52	$ .25	$ .70

Fully Diluted Weighted average common shares outstanding	6,079,306	6,020,953	6,078,285	5,960,258
Net income per common share outstanding	$ .14	$ .51	$ .25	$ .69

Income before income tax for the quarter ended September 30, 2007 decreased to $1,528,000 from $3,154,000, and for the nine months ended September 30, 2007 decreased to $2,702,000 from $4,179,000. Net income for the quarter ended September 30, 2007 was $830,000 compared to $3,095,000, and for the nine months ended September 30, 2007 was $1,494,000 compared to $4,095,000, in both cases, compared to the corresponding periods last year. The decrease in net income and income before income tax for the third quarter was mainly due to a 5.7% reduction in net sales as well as lower gross margins due to a shift in product mix. The decrease in net sales during the third quarter combined with the change in sales mix offset some of the favorable effect of higher net sales during the first half of the year as compared to the prior year. Net income for the quarter and nine-month periods ended September 30, 2007 reflect income tax provisions of $698,000 and $1,208,000, respectively, compared to $59,000 and $84,000 in each of the corresponding periods last year. We recorded a minimal tax provision on our operating income before taxes during the first three quarters of fiscal 2006 reflecting the utilization of net operating loss carryforwards to offset then current tax liability. Those net operating loss carryforwards were fully utilized at December 31, 2006 and accordingly, beginning in fiscal 2007 we began recording a tax provision on our pretax income at a rate approximating statutory federal and state income tax rates. Net sales during last year’s third quarter included approximately $3,000,000 in shipments associated with the launch or expansion of several merchandise programs, including a number of new men’s jewelry collections. Net sales increased 4.6% for the nine-month period reflecting stronger shipments this spring of the merchandise programs introduced during the fall 2006 season relative to the same period last year.

Commenting on the results for the quarter and year to date periods, John Tulin, Chairman of the Board and Chief Executive Officer, said "Despite the decline in net sales during the third quarter, we are nevertheless pleased with the performance of our ongoing businesses and new licenses, including our new Tumi merchandise, which just recently started shipping to our retail customers. Net sales during last year’s third quarter included orders associated with the launch of several new merchandise programs, including a number of branded and private label jewelry and belt collections which have continued to perform well during 2007. Our personal leather goods business, for example, increased 21.0% and 19.4% for the quarter and nine-months ended September 30, 2007, respectively, mainly due to the launch of our Tumi collection and strong international sales. Overall, we had a very strong second half last year including our most profitable third quarter in many, many years thanks to new product launches and those results will be difficult to repeat. Nevertheless, despite a very uncertain economic outlook and generally difficult retail environment we look forward to the upcoming holiday season. ”

As previously announced, Mr. Tulin also noted that during the quarter, the Company signed an amendment to its Loan and Security Agreement with Wells Fargo Foothill, Inc. that, among other things, increases the amount of working capital financing available to the Company; reduces the interest rate payable on outstanding borrowings; provides additional flexibility with regard to a variety of terms and conditions; and extends the term of the Loan and Security Agreement for an additional three years.

Net sales for the quarter ended September 30, 2007 totaled $31,277,000, a decrease of $1,895,000 or 5.7% compared to the quarter ended September 30, 2006. For the nine-month period ended September 30, 2007, net sales totaled $85,521,000, an increase of $3,735,000 or 4.6% compared to the corresponding period last year. The decrease during the quarter compared to 2006 primarily was due to a decline in men’s jewelry and belt net sales resulting in large part because of certain product launches during last year’s third quarter, offset in part by an increase in net sales of our personal leather goods merchandise. Initial shipments under new jewelry and belt merchandise programs accounted for approximately $3,000,000 in incremental net sales during the quarter ended September 30, 2006 as compared to the corresponding period this year. Personal leather goods net sales increased 21.0% during the current quarter principally due to the launch of our new Tumi merchandise, which began shipping this summer, as well as a sharp increase in international shipments.

The increase in net sales during the nine-month period was principally due to increased shipments of belt and personal leather goods merchandise, offset partially by a decline in the our jewelry business and by a less favorable adjustment for customer returns recorded during the quarter ended June 30, 2007 compared to the same adjustment recorded in 2006 (see discussion below). Net sales of our men's belt and personal leather goods merchandise increased 7.3% and 19.4%, respectively, during the nine-month period ended September 30, 2007 compared to the prior year. The increase in belt net sales reflects higher shipments of our Nautica, and our new Concepts by Claiborne and Tumi collections as well as increases in a several of our private label programs shipped to a number of retailers including, among others, Kohl’s and Target. Certain of these programs were launched or expanded during the fall 2006 or spring 2007 seasons. The increase in our personal leather goods business was also due to higher shipments for several merchandise collections including Tumi, Concepts by Claiborne and a variety of private label programs including for Kohl’s. The increase in personal leather goods net sales was also driven in part by strong international sales. Net sales for our men’s jewelry category decreased 19.0% during the year to date period mainly due to heavy shipments associated with certain product launches during last year’s third quarter.

Total net sales to international customers (including certain military accounts but excluding shipments for Tumi’s international operations) during the quarter more than doubled compared to the same time last year and increased 98.6% for the year to date period. The increases were due primarily to higher shipments of personal leather goods and belts made to certain foreign licensor distributors, particularly for our Tommy Hilfiger and Guess merchandise.

Included in net sales for the nine months ended September 30, 2007 and 2006, are annual second quarter adjustments to record the variance between customer returns of prior year shipments actually received in the current year and the allowance for customer returns which was established at the end of the preceding fiscal year. This adjustment increased net sales by $637,000 for the nine-month period ended September 30, 2007, compared to an increase of $1,248,000 for the comparable period in 2006. The favorable adjustments result from actual returns experience during both the spring 2007 and spring 2006 seasons being better than anticipated compared to the reserves established at December 31, 2006 and December 31, 2005. The reserve at December 31, 2006 was established in consideration of shipments made during the fall 2006 season associated with a variety of new merchandise programs. During the spring 2007 season, customer returns of men’s jewelry were lower than anticipated, while during the spring 2006 season, returns were lower than expected mainly for belts and personal leather goods. We established our reserve for returns as of December 31, 2006 based on our estimate of merchandise to be received during the spring 2007 season which was generally shipped to retailers for the 2006 fall and holiday selling seasons. During the past few seasons, we have assisted our retail partners in promoting excess and discontinued merchandise following the holiday season to accelerate retail sales of these goods to reduce the overall amount of customer returns.

Gross profit for the quarter ended September 30, 2007 decreased $1,749,000 or 15.1% and, for the nine-month period, decreased $526,000 or 1.9%, in each case as compared to the corresponding period last year. Gross profit, expressed as a percentage of net sales for the quarter, was 31.5% compared to 35.0% last year and, for the nine-month period was 31.8% compared to 33.9% last year.

The decrease in gross profit during both the quarter and year to date periods ended September 30, 2007 was mainly due to an increase in certain merchandise-related costs and a less favorable sales mix reflecting both a reduction in jewelry net sales and an increase in our private label businesses. The decrease during the third quarter was also due to lower net sales generally during the period and increases in certain inventory control costs while gross profit for the nine-month period was adversely affected by a smaller second quarter returns adjustment relative to last year.

Selling and administrative expenses for the quarter ended September 30, 2007 decreased $55,000 or 0.7% and, for the nine-month period, increased $959,000 or 4.3%, both as compared to the same periods last year. Selling and administrative expenses expressed as a percentage of net sales were 25.4% and 24.1% for the quarters ended September 30, 2007 and 2006 respectively, and 27.3% and 27.4% for the nine months ended September 30, 2007 and 2006, respectively.

Selling expenses for the quarter were approximately even with last year but as a percentage of net sales increased to 19.3% of net sales from 18.2% last year. For the nine-month period ended September 30, 2007, selling expenses increased $864,000 or 5.1% but as a percentage of net sales were approximately even with last year at 20.6%. Merchandising and design costs, primarily compensation and related expenses increased during both the quarter and year, but, during the quarter, were offset by a decrease in certain variable sales-related costs.

For the quarter and nine-months ended September 30, 2007, administrative expenses decreased $54,000 or 2.7% and increased $95,000 or 1.7%, respectively, compared to the same periods last year. Administrative expenses expressed as a percentage of net sales were 6.2% and 6.0% for the quarters ended September 30, 2007 and 2006, respectively, and 6.5% and 6.8% for the nine months ended September 30, 2007 and 2006, respectively. The decrease during the quarter was due to lower professional fees while the increase during the nine-month period was mainly due to the effect of a one-time reduction of an accrual related to certain environmental matters which was recorded during last year’s second quarter.

Certain of the preceding paragraphs contain forward-looking statements, which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

Swank designs and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", “Nautica”, "Geoffrey Beene", "Claiborne", "Guess?", “Tumi”, “Chaps”, “Donald Trump”, “Ted Baker”, “Steve Harvey”, "Pierre Cardin", and "Swank". Swank also distributes men's jewelry and leather items to retailers under private labels.

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